Exhibit 10.10

Personal Wireless Communication for Industry and Leisure, Worldwide!

Mr. George Bickerstaff
Stamford, CT                                                                                                                                        July 17, 2009

Dear Mr. Bickerstaff:

With this letter, Energy Telecom, Inc, for the investment sum of $50,000.00, agrees to issue to you five hundred and twenty-six thousand,, three hundred and sixteen (526,316) restricted (SEC rule 144) shares of common stock in the company.

Please see on page 2. note about the per share price.

Energy Telecom, Inc. agrees that the percent of the Company’s common stock issued (as of the date of this letter 24,450,417 shares) represented by the 526,316 shares shall remain unchanged until such time as the Company registers its common stock through the filing of  a Registration Statement, employing Form S1, as detailed in Rule 428, The Securities Act of 1933.   The issuance of these 526,316 shares shall not affect the `make whole’ provision found in our letter dated August 2, 2007, for a previous investment.  The number of shares required to maintain the correct percentage shall be adjusted quarterly.

Thank you for your investment.

Sincerely,
/s/ TOM RICKARDS

Tom Rickards, president

Energy Telecom, Inc.
Mailing address: 1602 Alton Rd., #12, Miami Beach, FL 33139
Offices: (305) 865-9885, corporate@energytele.com, www.energytele.com

Note:  The per share price for investment was determined using values found on the MSNBC financial website.  As the Company's stock had only traded two days in the last 30 days, closing at $0.20, then $0.19, the floating average was about $0.195.  However, because of your previous investments, we used the lower price of $0.19 for calculation: $50,000/($0.19/2) =526,316 shares.